EXHIBIT 99.1

PRESS RELEASE

                          Contact:
                          Trisha Tuntland
                          Manager of Investor Relations
                          Cabot Microelectronics Corporation
                          (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS
RESULTS FOR FOURTH QUARTER AND FULL FISCAL YEAR 2011
Record Annual Revenue of $445.4 Million
Annual Gross Profit Margin of 48.1 Percent of Revenue
Record Annual Earnings Per Share of $2.20

AURORA, IL, October 27, 2011 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today reported financial results for its fourth quarter and full fiscal year 2011, which ended September 30.

Total revenue during the fourth fiscal quarter was $109.7 million, reflecting a decrease of 0.5 percent compared to the same quarter last year and a decrease of 1.9 percent compared to the prior quarter, amid generally soft semiconductor industry demand.  The company achieved a gross profit margin of 46.4 percent of revenue in the fourth fiscal quarter, diluted earnings per share of $0.40 and cash flow from operations of $34.0 million.  For the full fiscal year, total revenue was a record $445.4 million, gross profit margin was 48.1 percent of revenue, diluted earnings per share were a record $2.20 and cash flow from operations was $93.6 million.  The company’s balance sheet reflects a cash balance of $302.5 million and no debt outstanding as of September 30, 2011.

“I am pleased with the strategic investments we made during the year, which we believe will continue to strengthen our global position for the future,” said William Noglows, Chairman and CEO of Cabot Microelectronics.  “In fiscal 2011, we opened our new research, development and manufacturing facility in South Korea, expanded our manufacturing capacity in Japan and Singapore, and developed and commercialized innovative, high quality products across each of our business areas.  I am confident that these investments will serve us well as we continue to collaborate closely with our customers around the world and provide differentiated solutions to meet their evolving business needs.”

Mr. Noglows continued, “We remain mindful of the uncertain macroeconomic outlook and recent semiconductor industry trends.  Moving into fiscal 2012, we intend to continue to proactively manage our business activities and respond quickly to changing trends in the ongoing execution of our strategies to strengthen and grow our core CMP consumables businesses.”

Key Financial Information

Total fourth fiscal quarter revenue of $109.7 million represents a 0.5 percent decrease from the $110.3 million reported in the same quarter last year and a 1.9 percent decrease from $111.8 million in the prior quarter.  The company believes that the decreases in revenue from the same quarter last year and the prior quarter primarily reflect softening of demand within the global semiconductor industry.

Total revenue for the full fiscal year was a record $445.4 million, which represents a 9.1 percent increase from $408.2 million in fiscal year 2010.  Revenue from each of the company’s CMP slurry business areas, its CMP polishing pads business and its Engineered Surface Finishes business increased from the prior year.  Full year revenue grew in each geographic area in which the company operates, except for Japan.  Sales were especially strong in South Korea, where the company’s revenue grew approximately 32 percent compared to last year.

Gross profit, expressed as a percentage of revenue, was 46.4 percent this quarter, compared to 48.7 percent in the same quarter a year ago and 47.4 percent in the prior quarter.  Compared to the year ago quarter, gross profit percentage decreased primarily due to higher fixed manufacturing costs, foreign exchange rate changes (particularly with respect to the U.S. dollar versus the Japanese yen), and selective price reductions, partially offset by a higher valued product mix.  The adverse effect of foreign exchange rates reduced gross margin by approximately 1.6 percentage points.  The decrease in gross profit percentage versus the third fiscal quarter was primarily due to increased fixed manufacturing costs and foreign exchange rate changes, which accounted for approximately a 0.7 percentage point reduction, partially offset by reductions in certain variable costs.

Gross profit margin for the full fiscal year was 48.1 percent of revenue, which is within the company’s guidance range for full fiscal year 2011 of 48 to 50 percent of revenue.  Gross profit margin decreased from 49.9 percent of revenue in fiscal 2010 primarily due to higher fixed manufacturing costs, foreign exchange rate changes, which accounted for approximately a 1.5 percentage point reduction, and selective price reductions, partially offset by a higher valued product mix.  For full fiscal year 2012, the company expects its gross profit margin to be between 46 and 48 percent of revenue.  Compared to fiscal 2011, the company’s gross profit margin guidance for this fiscal year reflects continued adverse impacts of foreign exchange rates, fixed costs associated with its new South Korea facility, and uncertainty within the semiconductor industry and global economy.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $34.1 million in the fourth fiscal quarter, representing a 4.2 percent increase from $32.7 million in the same quarter a year ago.  The increase was driven primarily by staffing related costs and foreign exchange rate changes, partially offset by lower professional fees.  Operating expenses were $0.7 million higher than the $33.4 million reported in the previous quarter.

For the full year, total operating expenses were $133.7 million, which is within the company’s guidance range for full fiscal year 2011 of $130 million to $135 million, and represents a 3.3 percent increase from the $129.5 million reported in fiscal 2010.  The increase was driven primarily by higher staffing related costs and foreign exchange rate changes, partially offset by lower professional fees.  The company expects its operating expense for full fiscal 2012 will be between $135 million and $140 million.

Net income for the quarter was $9.3 million, down from $15.3 million in the same quarter last year and down from $12.8 million in the prior quarter, mainly due to the company’s lower gross profit margin, higher operating expenses and a higher effective tax rate.  The effective tax rate in the fourth fiscal quarter increased due to factors related to share based compensation expense, primarily stock option exercises during the year, and taxes related to the company’s foreign income.  The net effect of the higher quarterly rate increased the company’s annual tax rate from 32.5 percent in fiscal year 2010 to 34.5 percent in fiscal year 2011.  Net income for the full fiscal year was a record $51.7 million, up from $49.5 million in fiscal 2010 on higher revenue, partially offset by a lower gross profit margin, higher operating expenses and a higher effective tax rate.

Diluted earnings per share were $0.40 this quarter, including an adverse impact of approximately $0.06 associated with the higher quarterly effective tax rate, down from $0.66 reported in the fourth quarter of fiscal 2010 and $0.54 reported in the previous quarter.  Earnings per share for full fiscal year 2011 of $2.20 represent a record level for the company, and are up 3.3 percent from the $2.13 reported in the previous fiscal year.

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The conference call will be available via live webcast and replay from the company’s website, www.cabotcmp.com, or by phone at (866) 314-9013.  Callers outside the U.S. can dial (617) 213-8053.  The conference code for the call is 80697945.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry.  The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company’s mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today’s challenges and help enable tomorrow’s technology.  Since becoming an independent public company in 2000, the company has grown to approximately 1,000 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Manager of Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations.  These forward-looking statements include statements related to:  future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events, regulatory or legislative activity, or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; natural disasters; the acquisition of or investment in other entities; uses and investment of the company’s cash balance; and the construction and operation of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see “Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended June 30, 2011 and in the company’s annual report on Form 10-K for the fiscal year ended September 30, 2010, both filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Twelve Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2011	2011	2011	2011	2010

Revenue	$109,731	$111,846	$110,318	$445,442	$408,201

Cost of goods sold	58,814	58,821	56,590	231,336	204,704

Gross profit	50,917	53,025	53,728	214,106	203,497

Operating expenses:

Research, development & technical	14,687	14,573	13,454	58,035	51,818

Selling & marketing	7,702	7,785	7,024	29,758	26,885

General & administrative	11,677	11,008	12,202	45,928	50,783

Total operating expenses	34,066	33,366	32,680	133,721	129,486

Operating income	16,851	19,659	21,048	80,385	74,011

Other income (expense), net	(873)	(311)	(527)	(1,473)	(734)

Income before income taxes	15,978	19,348	20,521	78,912	73,277

Provision for income taxes	6,689	6,559	5,231	27,250	23,819

Net income	$9,289	$12,789	$15,290	$51,662	$49,458

Basic earnings per share	$0.41	$0.55	$0.67	$2.26	$2.14

Weighted average basic shares outstanding	22,816	23,119	22,821	22,896	23,084

Diluted earnings per share	$0.40	$0.54	$0.66	$2.20	$2.13

Weighted average diluted shares outstanding	23,191	23,797	23,002	23,435	23,273

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	September 30,	September 30,
	2011	2010
ASSETS:

Current assets:
Cash and cash equivalents	$302,546	$254,164
Accounts receivable, net	52,747	57,456
Inventories, net	56,128	51,896
Other current assets	18,984	17,513
Total current assets	430,405	381,029

Property, plant and equipment, net	130,791	115,811
Other long-term assets	67,033	74,916
Total assets	$628,229	$571,756

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$22,436	$17,521
Capital lease obligations	10	1,296
Accrued expenses and other current liabilities	33,104	34,513
Total current liabilities	55,550	53,330

Capital lease obligations, net of current portion	2	12
Other long-term liabilities	6,323	4,071
Total liabilities	61,875	57,413

Stockholders' equity	566,354	514,343
Total liabilities and stockholders' equity	$628,229	$571,756